PHOTRONICS, INC.AND SUBSIDIARIES

Consolidated Condensed Balance Sheets
(in thousands)

	November 3,	October 31,
	2002	2001

Assets

Current assets:
Cash, cash equivalents and short-term
investments of $15,148 in 2002	$129,092	$34,684
Accounts receivable	62,545	70,704
Inventories	19,948	21,492
Other current assets	37,475	24,516

Total current assets	249,060	151,396

Property, plant and equipment, net	443,860	402,776
Intangible assets, net	121,217	93,199
Investments and other assets	18,305	13,327

	$832,442	$660,698

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$10,649	$33,918
Accounts payable	57,401	37,142
Other accrued liabilities	38,982	31,604

Total current liabilities	107,032	102,664

Long-term debt	296,785	188,021
Deferred income taxes and other liabilities	44,539	37,842
Minority interest	44,971	45,010

Shareholders' equity	339,115	287,161

	$832,442	$660,698

PHOTRONICS, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended			Year Ended

	November 3, 2002		October 31, 2001	November 3, 2002		October 31, 2001

Net sales	$90,058		$93,824	$386,871		$377,969
Costs and expenses:
Cost of sales	67,386		66,239	276,451		254,272
Selling, general and administrative	14,398		14,168	57,973		53,758
Research and development	7,878		6,622	30,154		24,858
Consolidation, restructuring and related charges	14,500	(a)	-	14,500	(a)	38,100	(c)

Operating income (loss)	(14,104)	(a)	6,795	7,793	(a)	6,981	(c)

Other expenses, net	(2,039)	(b)	(2,609)	(13,291)	(b)	(9,302)

Income (loss) before income taxes and minority interest	(16,143)	(a)	4,186	(5,498)	(a)	(2,321)	(c)

Income tax provision (benefit)	(7,419)	(a)	1,000	(7,019)	(a)	(3,000)	(c)

Income (loss) before minority interest	(8,724)	(a)	3,186	1,521	(a)	679	(c)

Minority interest	(1,584)		(1,200)	(6,378)		(4,705)

Net income (loss)	$(10,308)	(a)	$1,986	$(4,857)	(a)	$(4,026)	(c)

Earnings (loss) per share:
Basic	$(0.32)	(a)	$0.07	$(0.16)	(a)	$(0.13)	(c)

Diluted	$(0.32)	(a)	$0.07	$(0.16)	(a)	$(0.13)	(c)

Weighted average number of common shares outstanding:
Basic	32,022		30,080	31,278		29,919

Diluted	32,022		30,506	31,278		29,919

(a)

Includes consolidation charges incurred in the fourth quarter of 2002 of $14.5 million ($10.0 million after tax or $.31 per share for the fourth quarter, $.32 per share for the year) in connection with the Company's closing its manufacturing facility in Milpitas, California and the reduction of it's North American work force

(b)	Includes a net gain in the fourth quarter of 2002 of $2.6 million ($1.7 million after tax or $.05 per share) from the repurchase of a portion of the Company's 6% convertible subordinated notes

(c)

Includes consolidation charges incurred in the second quarter of 2001 of $38.1 million ($26.1 million after tax or $.87 per share) in connection with the Company's merger with Align-Rite International Inc. and subsequent consolidation of facilities in California Florida and Germany

PHOTRONICS, INC.AND SUBSIDIARIES

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Year Ended
	November 3, 2002	October 31, 2001

Cash flows from operating activities:
Net loss	$(4,857)	$(4,026)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	83,187	72,975
Deferred taxes and other	6,558	(6,662)
Consolidation, restructuring and related charges	14,500	38,100
Changes in assets and liabilities	37,014	13,192

Net cash provided by operating activities	136,402	113,579

Cash flows from investing activities:
Investment in photomask operations	-	(48,864)
Deposits on and purchases of property, plant and equipment	(126,462)	(48,670)
Purchases of investments	(15,148)	-
Other	880	(1,026)

Net cash used in investing activities	(140,730)	(98,560)

Cash flows from financing activities:
Repayment of long-term debt, net	(115,467)	(24,828)
Proceeds from issuance of common stock	4,883	7,817
Issuance of convertible debt, net	193,237	-

Net cash provided by (used in) financing activities	82,653	(17,011)

Effect of exchange rate changes on cash flows	935	(1,506)

Net Increase (decrease) in cash and cash equivalents	79,260	(3,498)
Cash and cash equivalents, beginning of year	34,684	38,182

Cash and cash equivalents, end of year	$113,944	$34,684